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Approval of Proposed Plan of Distribution for Hamilton
Classic Class of BNY Hamilton Treasury Money Fund

         RESOLVED, that the Plan of Distribution Pursuant to Rule 12b-1 (the "Plan") for the Hamilton Classic class of shares of the BNY Hamilton Treasury Money Fund (the "Fund") be, and the same hereby is, approved in substantially the form presented and discussed at this meeting with such other changes as counsel to BNY Hamilton Funds, Inc. (the "Corporation") may deem necessary or advisable, after consideration of all factors deemed relevant by the Board in the exercise of its reasonable business judgment and in light of its fiduciary duties under state law and Section 36(a) and (b) of the Investment Company Act of 1940 (the "1940 Act") including, but not limited to:

         (1) the information provided to the Board by BNY Hamilton Distributors, Inc., the Fund's administrator and distributor, at this meeting,

         (2) the purposes for which the Plan was created and the degree to which the Plan addresses these purposes;

         (3) the nature, amount and purpose of the payments that are proposed to be made under the Plan;

         (4) the protection afforded by the Plan to the Fund and the Hamilton Classic class of Fund shareholders; and

         (5) the requirements of Rule 12b-1 under the 1940 Act;

         FURTHER RESOLVED, that the Board, including the Directors of the Corporation who are not "interested persons" of the Corporation (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan (the "Independent Directors"), hereby determines, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and the Hamilton Classic class of Fund shareholders;

         FURTHER RESOLVED, that the distribution arrangements and compensation payable under the Plan determined (i) in good faith, based on the information provided, to be competitive with compensation offered in the industry, and (ii) to be fair and reasonable in light of such matters as the Directors have considered relevant in the exercise of their reasonable business judgment;

[Include the following if Plan has not yet been approved by sole shareholder --
         FURTHER RESOLVED, that the Plan shall be submitted to BISYS Fund Services (as sole shareholder of the Hamilton Classic class of Fund shares), for approval prior to the public offering of shares of the Hamilton Classic class; ]


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         FURTHER RESOLVED, that the form of Rule 12b-1 Related Agreement presented and discussed at this meeting be, and the same hereby is, approved to be used pursuant to the Plan, with such changes as counsel to the Corporation may deem necessary or advisable;

         FURTHER RESOLVED, that, upon recommendation of the Corporation's administrator and distributor, BNY Hamilton Distributors, Inc., any officer of the Fund's distributor be, and he or she hereby is, authorized to execute and deliver Rule 12b-1 Related Agreements, in substantially the form presented to this meeting, on behalf of the Fund, with securities dealers and other industry professionals ("12b-1 Service Organizations") with respect to the provision of distribution-related services to their customers who own of record or beneficially shares of the Fund's Hamilton Classic class in consideration for the Fund's payment of a fee, computed daily and payable monthly, at an annual rate of up to .25% of the daily net asset value of Hamilton Classic shares owned of record or beneficially by such customers;

         FURTHER RESOLVED, that the Corporation be, and it hereby is, authorized to enter into Rule 12b-1 Related Agreements with 12b-1 Service Organizations that may be affiliated with the Corporation's investment adviser or administrator and that the Board and the Independent Directors hereby determine that:

         (1) such Agreements are in the best interest of the Fund and its shareholders;

         (2) the services to be performed pursuant to such Fund's Agreements are required for the Fund's operations;

         (3) such 12b-1 Service Organizations can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and

         (4) the fees for such services are fair and reasonable in light of the usual and customary charges of others for services of the same nature and quality; and

         FURTHER RESOLVED, that [Include the following if Plan has not yet been approved by sole shareholder -- , subject to its approval by the sole shareholder of the Hamilton Classic class in accordance with the 1940 Act,] the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed to make payments to the Fund's distributor pursuant to the Plan and to take such other action as may be necessary or desirable and proper to effectuate the provisions of the Plan and the intent of the foregoing resolutions.



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